Exhibit 23.1

Consent of the Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of First Citizens Financial orporation on Form SB-2 of our report dated June 2, 2006, related to the audit of the financial statements of First Citizens Financial Corporation at April 30, 2006, and for the four month period ended April 30, 2006, and for the period since inception (May 5, 2005) through April 30, 2006, included herein, and to the reference to our firm as it appears under the caption 'Experts'.

/S/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia
July 12, 2006